EXHIBIT R(2)

Code of Ethics & Conduct

for

Poolit, Inc.

&

Poolit Fund Management, LLC

September 2022

A.	INTRODUCTION

Poolit, Inc. (the “Company” or “Poolit”) employs various individuals to assist its primary operating subsidiary (Poolit Fund Management, LLC) in providing investment advisory and related services to its clients. As employees of the Company, and as fiduciaries, we owe our clients our undivided loyalty. Our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters as set forth in this Code of Ethics and Conduct (the “Code”).

As a condition of employment by the Company, all employees are obligated to adhere to each of the codes and policies set forth in this Code and the Company Compliance Manual (collectively, the “Compliance Program”). In addition, any individual who enters into a significant consulting or similar relationship with the Company who is not specifically exempted from the policies set forth in this Compliance Program by the Chief Compliance Officer is obligated to adhere to each of the codes and policies set forth in the Compliance Program. For ease of reference, all employees and any consultants who are subject to this Code are referred to collectively as “employees.” Both initially and on an annual basis thereafter, all employees are required to complete the Annual Certification Form in the form attached hereto as Attachment A-1 to acknowledge they have received and understand the contents of the Code.

A copy of this Code will be maintained, either in written or electronic format, in the Chief Compliance Officer’s office. The information contained herein is confidential and proprietary and may not be disclosed to any third party or otherwise shared or disseminated in any way without the prior written approval of the Chief Compliance Officer or General Counsel.

Please direct any questions about the Code to the Chief Compliance Officer or General Counsel.

B.	CODE OF CONDUCT

The Company expects all employees to act with integrity, competence and dignity and in an ethical manner when interacting with others as a representative of Poolit. Employees are expected to act in a dignified manner and not engage in risky activity or improper behavior that may embarrass the Company or harm its reputation.

The Company expects all employees to conduct themselves and their activities in compliance with relevant laws and regulations and to strictly adhere to the policies and procedures set forth in the Compliance Program.

The Company expects all employees to preserve the confidentiality of information that they may obtain in the course of conducting business. Such information should be used only in connection with legitimate Company business and not in a way that would adversely affect the interests of the Company or the investment vehicles it advises.

The Company’s premises should not be used for business or personal activities that are inappropriate for a business environment.

The Company expects its employees to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with Poolit clients and/or investment vehicles. The Company strives to conduct its actions in such a way as to avoid the appearance of impropriety and encourages each employee to similarly consider this goal. Employees should use the metric of whether they would be comfortable having their actions described in a front-page story of The Wall Street Journal as a guidepost.

Violations of the Code may warrant sanctions as appropriate, up to and including suspension or dismissal (which may be “for cause”), at the discretion of management.

C.	CODE OF ETHICS

As required by the Advisers Act (as defined below), the Company has adopted the following Code of Ethics (“Code of Ethics”) to govern key aspects of its subsidiary operations as an investment adviser. As a condition of employment by the Company, all employees are obligated to adhere to this Code of Ethics. Each year, employees will be required to attest to their receipt and acceptance of the policies contained herein.

1.	Certain Definitions

(a)            Beneficial Ownership: This Code of Ethics incorporates the definition of beneficial owner contained in Rule 16(a)-1(a)(2) promulgated under the Securities Exchange Act of 1934. This generally means that a person is a beneficial owner if he or she directly or indirectly has a direct or indirect pecuniary interest in the securities. Examples of such an interest include the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. A person has indirect beneficial ownership if, among other things, securities are held, directly or indirectly, by such person’s immediate family members sharing the same household, a partnership of which such person is a general partner (but not a limited partner) and certain family trusts.   Questions about whether a person has direct or indirect beneficial ownership of a Reportable Security should be directed to the Chief Compliance Officer.

(b)            Reportable Securities: any note; stock; treasury stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral-trust certificate; pre-organization certificate or subscription; transferable share; investment contract; voting trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a “security”; or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

(c)            Restricted List: a list of securities comprised of (i) securities of publicly traded companies in which a Fund holds an interest, including but not limited to companies with publicly traded debt; (ii) securities of publicly traded companies with whom the Company is in discussions regarding a possible transaction; (iii) securities of such other publicly traded companies as the Chief Compliance Officer, in consultation with the General Counsel and Chief Executive Officer, determines is appropriate to be restricted; and (iv) all securities of companies and their affiliates in the Funds’ portfolios.

(d)            Restricted Persons: all (i) family members of employees living in such employee’s household (including anyone else living in such employee’s household) and (ii) trusts, corporations, partnerships or other entities (x) that are directly or indirectly controlled by the employee or his or her family members living in such employee’s household or (y) the beneficiaries or owners of which are an employee or his or her family members living in such employee’s household.

2.	General.

The Company is registering with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and as a result is required to establish, maintain and enforce a written Code of Ethics that includes required minimum standards such as:

(a)            Place client interests ahead of the Company’s. As a fiduciary, the Company must serve the best interests of its clients. In other words, employees may not benefit at the expense of the Funds.

(b)            Engage in personal investing that is in compliance with this Code of Ethics. Employees must review and abide by the Company’s Insider Trading Policy (as defined below), including the Pre-Clearance Procedures and Restrictions described therein.

(c)            Avoid taking advantage of his or her position. Employees must not accept investment opportunities, gifts or other gratuities for their own account from individuals seeking to conduct business with the Company or a Fund in violation of the relevant policies and procedures set forth herein.

(d)            Maintain compliance with the federal securities laws. Employees must abide by the standards set forth in this Code of Ethics.

3.	Insider Trading Policy

The Company strictly forbids its employees from trading, either personally or on behalf of others (including the Funds), on material non-public information or communicating material non-public information to others in violation of the U.S. securities laws. The Company is engaged in the business of making private equity and other alternative investments. As a result, the Company and its employees may have access to material non-public information about a fund’s portfolio companies, investment prospects and other companies with whom the Company, these portfolio companies or these investment prospects have a business relationship. The Company and its employees are subject to laws and regulations governing trading while in possession of material non-public information. These laws and regulations are designed to maintain confidence in the marketplace.

The Advisers Act requires the Company to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of the Company’s business, to prevent the misuse of material non-public information by the Company and its employees (the “Insider Trading Policy”).

Employees should take common sense steps to avoid situations where others might, inadvertently or otherwise, obtain non-public information from them. For example, (i) care should be taken not to expose Company papers on airplanes, trains, or at home when visitors are present; (ii) Company business should not be discussed in public places, such as elevators; and (iii) transactions or potential transactions should not be discussed with friends, relatives or intimates. Even discussions of transactions in hypothetical or disguised terms, in situations where an employee could be overheard, might permit the listener to guess the nature of the transaction and the identity of the participants. Even inadvertent disclosure of non-public information that may not constitute a violation of the law can cause embarrassment to the employee and the Company.

(a)            Insider Trading. It is generally against the law for any person who has material non-public information about any company to buy and sell securities of that company or to engage in any other action to take advantage of, or pass on to others in breach of a duty of trust and confidence, that information. This is often referred to as “insider trading.” The law in this area is not static, but is generally understood to prohibit, among other things:

(i)	Trading by an “insider” while in possession of material non-public information;

(ii)	Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(iii)	Trading while in possession of material non-public information concerning a tender offer; and

(iv)	Wrongfully communicating, or “tipping,” material non-public information to others.

(b)            Definitions.

(i)	Who is an “insider”? The concept of “insider” in U.S. federal securities laws is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. The Company may become a temporary insider of another company when considering making an investment in that company, often evidenced through the execution of a confidentiality or non-disclosure agreement (“NDA”). A temporary insider can also include (among others) a company’s attorneys, accountants, consultants, bank lending officers and members of a creditors’ committee. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

(ii)	What is “material information”? Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that the Company may consider material includes a specific proposal by a portfolio company to raise capital, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S. (18 U.S. 316 (1987)), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper article that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

(iii)	What is “non-public information”? Information is “non-public” until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Bloomberg, Dow Jones, The Wall Street Journal or other such publications of general circulation in the United States would generally be considered public.

(c)            Bases for Liability.

(i)	Fiduciary Duty Theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. (Chiarella v. U.S., 445 U.S. 22 (1980)).

In Dirks v. SEC (463 U.S. 646 (1983)), the U.S. Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

(ii)	Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information, by defrauding such person of the exclusive use of such information.

In U.S. v. O’Hagan (117 S. Ct. 2199 (1997)), the U.S. Supreme Court found that an attorney defrauded his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the fiduciary attorney’s deception of those who entrusted him with access to confidential information. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

(d)            Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(i)	civil injunctions;

(ii)	disgorgement of profits;

(iii)	jail sentences; and

(iv)	treble damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided), if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation).

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Company, including dismissal (which may be “for cause”) of the persons involved.

(e)            Policy Coverage. As employees of a regulated entity, we are all required to accept the obligations of compliance with the U.S. securities laws and with the Company’s Insider Trading Policy. The Insider Trading Policy covers all employees, as well as any transactions in any securities participated in by any Restricted Person. It extends to each employee’s activities within and outside their duties at the Company. Questions about whether a particular family member or entity is a Restricted Person should be directed to the Chief Compliance Officer.

Failure to comply with these procedures may cause an employee to be subject to disciplinary action, including termination (which may be “for cause”), even if applicable securities laws and regulations have not been found specifically to have been violated.

(f)            Pre-Clearance Procedures and Restrictions. Our investment professionals must obtain written clearance for all personal securities transactions made on their behalf and on behalf of their Restricted Persons involving (i) securities offered in an initial public offering and (ii) securities offered in a private placement before completing the transactions by submitting the Personal Trading Pre-Clearance Form in the form attached hereto as Attachment B-1 to the Chief Compliance Officer or a Managing Partner.

The Company reserves the right to not approve any proposed transaction that may have the appearance of improper conduct. Once pre-clearance is granted to an investment professional or Restricted Person, such investment professional or Restricted Person may only transact in that security for a period of twenty business days, or for such other period of time (which may be shorter or longer) as determined in the discretion of the Chief Compliance Officer in consultation with the General Counsel and Chief Executive Officer. If the investment professional or Restricted Person wishes to transact in that security after twenty business days (or such other period of time), he or she must again obtain pre-clearance.

The Chief Compliance Officer will maintain a Restricted List of securities. Employees and their Restricted Persons may not trade in any of the securities on the Restricted List.

The Restricted List will be distributed electronically to all employees and should be referred to prior to considering any investing. The Chief Compliance Officer will forward the Restricted List electronically to employees each time a name is added or deleted from the list. The Company views the Restricted List as highly confidential and proprietary. Employees are advised not to share this list with any third parties or otherwise disclose its contents.

It is extremely important that the Restricted List be kept current. Accordingly, employees must notify the Chief Compliance Officer if they have reason to believe they may have information acquired in connection with the performance of their duties with the Company that may be deemed to be material non-public information. Investment professionals should err on the side of disclosure to the Chief Compliance Officer of all such information in order to minimize the chance of unlawful conduct. For example, prompt notification is required whenever:

(i)	The Company has learned or expects to learn material non-public information relating to a company or to securities of a company; or

(ii)	The Company enters into a confidentiality agreement with any publicly traded company or any affiliate of a publicly traded company, including but not limited to companies with publicly traded debt, or executes an engagement or commitment letter with such a company.

(g)            Securities Reporting. In order to provide the Company with information to enable it to comply with the Advisers Act, each investment professional must submit quarterly and annual reports as set forth below to the Chief Compliance Officer showing all transactions in any Reportable Security, in which such investment professional or any of his or her Restricted Persons has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, except for certain exempt securities and transactions described in subclause (v) below as “Exceptions”.

(i)	Duplicate Brokerage Statements. All investment professionals are required to have duplicate brokerage confirmations and brokerage account statements sent to the Chief Compliance Officer at least quarterly. In order to help ensure that duplicate brokerage confirmations and brokerage account statements are received for all accounts, each investment professional may use a letter similar to Attachment B-2 to send to each bank, broker or dealer maintaining an account on behalf of such investment professional and his or her related Restricted Persons.

(ii)	Initial Holdings Report. No later than 10 days after the first day of employment, a new investment professional must submit to the Chief Compliance Officer an initial holdings report in the form of Attachment B-3. The initial holdings report must contain at least the following information (to the extent applicable) for each Reportable Security in which the new investment professional or his or her Restricted Persons has any direct or indirect Beneficial Ownership: (a) the title and type of security, (b) the exchange ticker symbol or CUSIP number, (c) the number of shares and (d) the principal amount of each Reportable Security. This includes interests in private placements and other Reportable Securities that are not held in a securities account. The initial holdings report must also set forth the name of any broker, dealer or bank with which the investment professional maintains an account in which any securities are held for the investment professional’s or his or her Restricted Person’s direct or indirect benefit and the date that the report is submitted. The initial holdings report must be current as of a date not more than 45 days prior to the date the new investment professional became an employee of the Company.

(iii)	Quarterly Transaction Reports. If during any fiscal quarter any securities transactions are not reflected on the duplicate trade confirmations or account statements provided to the Company, or if any of an investment professional’s or his or her Restricted Person’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund, private company, hedge fund or other unlisted entity) or if such transaction is not reflected on the duplicate broker trade confirmations or account statements provided to the Company, then such investment professional must submit a quarterly transaction report as provided in Attachment B-4 not later than 30 days after the end of each calendar quarter. The quarterly transaction report must contain at least the following information (to the extent applicable) for each transaction reported: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

(iv)	Annual Holdings Report. If at the end of any fiscal year any of an investment professional’s or his or her Restricted Person’s Reportable Securities are not reflected on the duplicate broker trade confirmations or account statements provided to the Company, or if any Reportable Securities are not held through a broker-dealer (i.e., interest in a private investment fund, private company, hedge fund or other unlisted entity), then such investment professional must submit to the Chief Compliance Officer an annual holdings report in the form of Attachment B-5 that discloses holdings of the investment professional and all Restricted Persons on or before February 14 (or such other date as determined by the Company, which date may be no later than February 14) of each year. The report shall be current as of December 31 of the immediately preceding year. The annual holdings report must contain the same information as required in the initial holdings report.

(v)	Exceptions. Initial holdings reports, annual holdings reports and quarterly transaction reports are not required to report information about the following securities or transactions:

(A)	Direct obligations of the federal government of the United States;

(B)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(C)	Shares issued by money market funds;

(D)	Shares issued by mutual funds (including any mutual funds held through the Company’s 401(k) plan);

(E)	Shares issued by unit investment trusts that are invested exclusively in one or more open ended mutual funds; and

(F)	Shares traded in accounts over which the investment professional has no direct or indirect influence or control.

Commodities, futures and options traded on a commodities exchange, including currency futures, are not considered securities. However, futures and options on any group or index of securities are considered securities.

Even if an investment professional only owns the types of securities listed under “Exceptions” in subclause (v) above, the investment professional must still submit initial holdings reports and annual holdings reports that include the name of any broker, dealer or bank with which the investment professional maintains an account in which any securities are held for the investment professional’s direct or indirect benefit and the date that the report is submitted, unless such holdings are reflected on the duplicate broker trade confirmations or account statements provided to the Company.

(h)            Trading and Review. The Company strictly forbids employees and their Restricted Persons from personally trading shares of entities also owned by the Funds ahead of any such Funds. The Chief Compliance Officer will monitor the investment professionals’ and their Restricted Persons’ investment patterns to detect abuses. The Chief Financial Officer will monitor the Chief Compliance Officer’s personal securities transactions for compliance with this Code of Ethics.

4.	Dealings with Government and Industry Regulators.

The Company’s policy forbids payments of any kind by it, its employees or any agent or other intermediary to any government official, self-regulatory official, or other similar person, corporation or entity, within the United States or abroad, if the payment is intended to obtain or retain business for the Company, or influence favorable consideration of any application for a business activity or other matter for the Company, from any government entity or industry regulator, including without limitation, gifts, dinners, flights, etc. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against the Company. Employees are expected, if requested, to provide the Company with reasonable assistance, including, but not limited to, meeting or consulting with the Company and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

In addition to the policies in this section, the Company has a separate “Political Contributions and Pay-to-Play” Policy included in this Compliance Program.

5.	Confidential Information.

No employee may use or divulge any confidential information, including confidential information about the Company, any fund, any portfolio company, or current, potential or former shareholders, investments or transactions, except in the course of performing the employee’s duties on behalf of the Company, or as required by applicable law, rule or regulation. Among other things, this means that under no circumstances may an employee use confidential information about any of the foregoing for the benefit of the employee or any other person. Employees are reminded that this Compliance Program, its contents and the Company’s Restricted List are viewed as the confidential and proprietary property of the Company.

6.	Protection of the Company’s Name.

Employees should at all times be aware that the Company’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of the Company’s name in any manner that could be misinterpreted to indicate a relationship between the Company and any other entity or activity.

7.	Employee Involvement in Litigation or Proceedings.

An employee must advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened in writing with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority. This includes personal litigation or administrative matters unrelated to the Company’s business, but excludes traffic violations, civil tax audits, matters related to real property owned for personal use and divorce proceedings.

8.	Reporting Violations and Remedial Actions.

The Company requires its employees to report promptly any violations of this Code of Ethics to the Chief Compliance Officer. The Chief Compliance Officer will treat such reports as confidential to the extent permitted by applicable law. The Company’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of this Code of Ethics. The Company will not tolerate retaliatory actions. In the event an employee feels the need to report a violation that may involve the Chief Compliance Officer, such report should be made to the General Counsel, Chief Executive Officer or other executive with whom the employee is most comfortable.

No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself if any violation of the Company’s Code of Ethics is determined to have occurred. The Company may impose sanctions and take such other actions as it deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment (which may be “for cause”) or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.

9.	Recordkeeping.

The Company will maintain records related to this Code of Ethics in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the SEC or the Company’s management.

(a)            A copy of this Code of Ethics and any other policy which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place;

(b)            A record of any violation of this Code of Ethics and of any action taken as a result of such violation, which will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(c)            A record of all written acknowledgements (annual certifications) as required by this Code of Ethics for each person who is currently, or within the lesser of the prior five years and the period during which the Company has been a registered investment adviser under the Advisers Act (the “Coverage Period”) was, an employee of the Company;

(d)            A copy of each report made pursuant to this Code of Ethics by an investment professional, including any information provided in lieu of reports, which will be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place; and

(e)            A list of all persons who are, or within the Coverage Period have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

(f)            A record of any decision, and the reasons supporting the decision, to approve the acquisition or disposition of securities that require pre-clearance.

10.	Gifts.

Employees may not accept investment opportunities, gifts or other gratuities from individuals who are attempting to influence the Company to select an investor or give favorable treatment to an investor. However, employees may accept appropriate gifts, including attendance at business meals, sporting events, other entertainment events and visits at the expense of a giver, as long as the expense is reasonable and not so lavish, frequent or extensive as to raise any question of propriety, and both the giver(s) and the employee(s) are present. If an individual gift exceeds $250 in value, employees must report any such gifts, including attendance at business meals, sporting events or other entertainment events quarterly to the Chief Compliance Officer on the Company Gift Form in the form of Attachment B-6. In unusual circumstances, more extensive hospitality or gratuities may be accepted if approved in advance by the Chief Compliance Officer.

When giving gifts, it is important to avoid actual conflicts of interest, the appearance of impropriety and the appearance of attempting to influence investment decisions by persons in positions of trust and influence. For this reason, employees may not give a gift of value to a person who is a public official (including a designee or appointee of a public official) who is able to influence (either solely or as a member of a committee) the decision to allocate capital to the Company on behalf of a state, municipality or any pension or other governmental plan.

11.	Disclosure.

The Company’s Code of Ethics should not be disclosed by employees other than as provided herein. The Company will describe its Code of Ethics in Form ADV Part 2A and, upon request, furnish limited partners or potential limited partners with a copy of this Code of Ethics. All such requests for this Code of Ethics shall be directed to the Chief Compliance Officer.

12.	Restrictions on Political Contributions.

(a)            Special restrictions on political contributions related to a government entity are imposed on the Company and its employees. Under Rule 206(4)-5 promulgated under the Advisers Act, a “government entity” is generally any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including but not limited to a “defined benefit plan” or a state general fund, (iii) a plan or program of a government entity, and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. A political action committee controlled by the Company or one of its employees is also subject to the restrictions on contributions contained in this policy.

(b)            The Company and its employees are prohibited from making any contributions to any person who is an incumbent, candidate or successful candidate for a state or local elective office without the prior written consent of the Chief Compliance Officer. “Contributions” include a gift, subscription, loan, advance, money or anything of value made for the purpose of influencing an election or the payment of other election/inauguration-related expenses. Contributions to exploratory or similar committees are also covered under this policy. For the avoidance of doubt, volunteerism in itself is not prohibited provided that it does not otherwise violate this Policy and employees do not use the Company’s name or resources, such as office space and telephones.

(c)            Employees who wish to make a contribution must first give written notice (which may be email) to the Chief Compliance Officer. The employee may not make such contribution until he or she receives written approval (which may be email) from the Chief Compliance Officer.

(d)            The Company and its employees are also prohibited from soliciting any person or political action committee to make contributions to (i) an official of a government entity to which the Company already provides, or is seeking to provide, investment advisory services, or (ii) a political party of the state or locality where the Company provides, or is seeking to provide, investment advisory services.

(e)            New Hires; Promotions.

(i)	The Company will be prohibited from receiving compensation from a government entity if the Company (A) hires a new managing principal, executive officer or any other employee, in each case who solicits prospective investors on the Company's behalf, or promotes an employee into the position of a managing principal or executive officer, in each case who solicits prospective investors on the Company's behalf, and (B) such employee has made a prohibited political contribution during the last two years.

(ii)	The Company will be prohibited from receiving compensation from a government entity if the Company (A) hires a new managing principal or executive officer, in each case who does not solicit prospective investors on the Company's behalf, or promotes an employee into the position of a managing principal or executive officer, in each case who does not solicit prospective investors on the Company's behalf, and (B) such employee has made a prohibited political contribution during the last six months.

(f)            Returned Contributions. If the Company discovers that an employee has made a prohibited political contribution, the Company may require the employee to try to obtain the return of such contribution from the official. If so, such employee must use reasonable best efforts to obtain the return of the contribution within 45 days of notification from the Company.

2.	Books and Records.

The Company will keep records of the following information:

(a)            All contributions made by the Company and its employees (in chronological order, including the name and position of each contributor, the name and title of each recipient, and the amount and date of each contribution or payment);

(b)            Any contributions required to be returned;

(c)            A list of clients during the last five years that are or were government entities; and

(d)            Name and business address of each person to whom the Company provides or agrees to provide payment to solicit a government entity for investment advisory services on its behalf.

3.	Placement Agents and Solicitation.

(a)            The Company may not, directly or indirectly, pay placement agents or other third parties to solicit business from a government entity on behalf of the Company, unless the placement agent or third party is a registered investment adviser or a registered broker-dealer subject to pay-to-play regulations as set forth in Rule 206(4)-5.

Attachment A-1

Annual Certification Form

I have read and understand the following policies and procedures contained in the Company’s Compliance Program, (effective as of [date]), and agree to comply in all respects with the procedures described therein for the duration of my employment with the Company.

a.	Compliance Manual

b.	Code of Ethics & Conduct

c.	Harassment & Discrimination Policy

d.	Business Continuity and Disaster Recovery Plan

Employee:
(PRINT NAME)

Signature:

Date:

A-1

Attachment B-1

Personal Trading Pre-Clearance Form

To:	Chief Compliance Officer

From:

Date:

I am writing to request approval of the following:

1.	Describe nature of transaction (purchase, sale or other type of acquisition or disposition):

2.	Name of issuer:

3.	Title of security:

4.	Ticker symbol or CUSIP number (if applicable):

5.	Interest rate and maturity date (if applicable):

6.	Number of shares (if applicable):

7.	Principal amount of security (if applicable):

8.	Broker, dealer or bank through which the transaction will be effected:

Signature:

_______ Approved. Please provide the Chief Compliance Officer with confirmation of the date upon which the transaction is effected and the price of the security at which the transaction was effected.

_______ Not Approved

Chief Compliance Officer Signature

Date:_______________________

Attachment B-2

Sample of Brokerage Letter

<DATE>

<NAME OF CUSTODIAN>
<ADDRESS>
<CITY, STATE CIP>

Re:	Account No.

Account Name

Dear <NAME>,

I am writing to request that you forward a duplicate of each statement of the above-referenced account to the following address:

[●]
Attn: Chief Compliance Officer

If you have any questions, please give me a call at [Telephone Number].

Sincerely,

Attachment B-3

Initial Holdings Form-Page 1

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Company’s Code of Ethics, please provide a list of all Reportable Securities in which you have a direct or indirect beneficial ownership. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; Fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Initial Holdings Form-Page 2

In accordance with the Company’s Code of Ethics, please provide a list of all securities accounts in which you have a direct or indirect beneficial ownership.

Name of Broker, Dealer or Bank	Account Title

I certify that this form fully discloses all of the securities in which I have direct or indirect beneficial ownership. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	☐ No ☐ Yes

If Yes, Describe:

Attachment B-4

Quarterly Transaction Report

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Company’s Code of Ethics, please provide a list of all securities transactions involving Reportable Securities that have occurred during the previous calendar quarter in any account in which you have direct or indirect beneficial ownership.

Number of Shares	Security Name	Security Type	Ticker or CUSIP (if app.)	Principal Amount	Buy / Sell	Rate / Maturity (if app.)	Price	Date	Broker or Bank

TO BE USED FOR TRANSACTIONS THAT OCCUR OUTSIDE OF YOUR BROKERAGE ACCOUNTS

DELIVER TO THE CHIEF COMPLIANCE OFFICER WITHIN 30 DAYS OF THE END OF EACH CALENDAR QUARTER.

USE ADDITIONAL SHEETS IF NECESSARY.

Attachment B-5

Annual Reporting Form-Page 1

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Company’s Code of Ethics, please provide a list of all Reportable Securities in which you have a direct or indirect beneficial ownership. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Security Type	Ticker or CUSIP (if applicable)	Principal Amount

Attachment B-6

Company Gift Form

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Company’s Code of Ethics, please provide a list of all gifts you have received and any business meals, sporting events, other entertainment events or visits at the expense of a giver that you have attended during the prior quarter.

Date Received/ Attended	Description of Gift	Donor’s Name	Donor’s Firm	Relationship to the Company	Approximate Value

Annual Reporting Form-Page 2

In accordance with the Company’s Code of Ethics, please provide a list of all securities accounts in which you have direct or indirect beneficial ownership.

Name of Broker, Dealer or Bank	Account Title

I certify that this form fully discloses all of the securities in which I have direct or indirect beneficial ownership. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Signature	Date

Reviewed by:

Date of Review:

Exception(s) Noted:	☐ No ☐ Yes

If Yes, Describe: